Filed Pursuant to Rule 433
Registration Statement No. 333-186715

CSX Corporation

PRICING TERM SHEET

July 16, 2014

$550,000,000 3.400% Notes due 2024 (the “2024 Notes”)

$450,000,000 4.500% Notes due 2054 (the “2054 Notes”)

Issuer:	CSX Corporation

Ratings:	Baa2 / BBB+

Security:	2024 Notes: 3.400% Notes due 2024 2054 Notes: 4.500% Notes due 2054

Size:	2024 Notes: $550,000,000 2054 Notes: $450,000,000

Maturity Date:	2024 Notes: August 1, 2024 2054 Notes: August 1, 2054

Coupon:	2024 Notes: 3.400% 2054 Notes: 4.500%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2015

Price to Public:	2024 Notes: 99.915% 2054 Notes: 99.337%

Benchmark Treasury:	2024 Notes: 2.500% due May 15, 2024 2054 Notes: 3.625% due February 15, 2044

Benchmark Treasury Yield:	2024 Notes: 2.530% 2054 Notes: 3.336%

Spread to Benchmark Treasury:	2024 Notes: + 88 bps 2054 Notes: + 120 bps

Yield:	2024 Notes: 3.410% 2054 Notes: 4.536%

Make-Whole Call:	2024 Notes: T + 15 bps 2054 Notes: T + 20 bps

Par Call:	2024 Notes: Within three months prior to the maturity date 2054 Notes: Within six months prior to the maturity date

Expected Settlement Date:	July 21, 2014 (T+3)

CUSIP / ISIN:	2024 Notes: 126408 HB2 / US126408HB27 2054 Notes: 126408 HA4 / US126408HA44

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC UBS Securities LLC

Senior Co-Managers:	J.P. Morgan Securities LLC Mizhuo Securities USA Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. The Williams Capital Group, L.P. PNC Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or UBS Securities LLC toll free at 1-877-827-6444, ext. 561 3888.

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